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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2004

Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IWT TESORO CORPORATION
(Name of small business issuer in its charter)

NEVADA (State or Jurisdiction of incorporation or organization)	5000 (Primary Standard Industrial Classification Code Number)	91-2048019 (I.R.S. Employer Identification Number)
IWT TESORO CORPORATION 191 POST ROAD WEST, SUITE 10 WESTPORT, CT 06880 (203) 221-2770 (Address and Telephone Number of Principal Executive Offices and Principal Plan of Business)	HENRY J. BOUCHER, JR. IWT TESORO CORPORATION 191 POST ROAD WEST, SUITE 10 WESTPORT, CT 06880 (203) 221-2770 (Name, Address and Telephone number of Agent for Service

IWT TESORO CORPORATION
2001 STOCK INCENTIVE PLAN
(Full Title of the Plan)

COPIES TO

GAYLE COLEMAN, ESQ.
RADER AND COLEMAN
2101 N.W. BOCA RATON BLVD, SUITE 1
BOCA RATON, FLORIDA 33431
(561) 368-0545

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $.001(1)	4,000,000	$6.00	$24,000,000.00	$1941.60

(1)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, and is calculated based upon the average of the closing bid and ask price of Tesoro's common stock on January 22, 2004 pursuant to Rule 467(c). Its common stock currently trades on the Over-The-Counter Bulletin Board.

Part I

Information Required in The Section 10(a) Prospectus

        This registration statement relates to two separate prospectuses.

        Items 1 and 2 of this Part I, and the incorporated documents pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to up to 4,000,000 shares of common stock that we have issued or that will be issued to our employees, consultants and others of up to 4,000,000 shares of common stock pursuant to our 2001 Stock Incentive Plan, as may be amended from time to time (the "Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants, any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

PROSPECTUS

        We believe that our Plan, which was established in December 2001, satisfies our objective of enhancing our profitability and value for the benefit of our stockholders by enabling us to offer our eligible employees, consultants and affiliates, stock-based incentives. We expect that this will help to create a means to raise the level of stock ownership by these individuals in order to attract, retain and reward them and strengthen the mutuality of interests between such individuals and our stockholders.

        Under the Plan, we may grant "non-qualified" and incentive stock options to purchase, and restricted stock (Awards). The aggregate maximum number of common stock for which Awards may be issued under the Plan is 4.0 million shares. The maximum number of shares subject to any award of options or restricted stock is 100,000. The Plan does provide for equitable adjustment of the number of shares and the number of shares of each subsequent Award and of the unexercised portion of the stock option award described below in the event of a change in our capitalization due to a stock split, stock dividend recapitalization, merger, or similar event. Other than with regard to incentive stock options, the number of shares that may be delivered under the Plan will be determined after giving effect to the use by a participant of the right, if granted, to cause Tesoro to withhold from the shares of common stock otherwise deliverable to a recipient upon exercising an Award in payment of all or a portion of his or her withholding obligation arising from such exercise.

        Our Compensation Committee, which is a committee comprised of independent directors, controls and manages the Plan's operation and administration. The Committee, in its sole discretion, may grant stock options and restricted stock to our employees and consultants, our subsidiary corporations, or parent corporation. Participants will be selected on the basis of demonstrated ability to contribute substantially to us. According to the Plan, our Board has authority to grant stock options to Non-Employee Directors according to the Plan. All awards are subject to the terms of a written agreement between the participant and us.

        The vesting schedule for any option granted under the Plan is determined by the Committee and set forth in a specific option agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires. The Committee has the right to accelerate the exercisability of any option.

        Options may not be sold, assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution. The optionee may only exercise an option during his or her lifetime or his or her estate, for a period of time after the optionee's death. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Any restricted shares awarded may be awarded as gifts or may be deemed earned income and fully taxable.

        We will provide, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provided without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be delivered to Tesoro's principal executive office at 191 Post Road West, Suite 10, Westport, CT 06880.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of our common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

        Our principal offices are located at:

191 Old Post Road West, Suite 10
Westport, CT 06880
Telephone: (203) 221.2770.

        THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

THE DATE OF THIS PROSPECTUS IS JANUARY 26, 2004

REOFFER PROSPECTUS

IWT TESORO CORPORATION
4,000,000 SHARES OF COMMON STOCK
($.001 PAR VALUE)

        This prospectus forms a part of a registration statement that registers an aggregate of 4,000,000 shares of common stock issued or issuable from time-to-time under the IWT Tesoro Corporation 2001 Stock Option Plan, as may be amended from time to time (the "Plan").

        IWT Tesoro Corporation is referred to in this prospectus as "Tesoro," the "Company," "we," "us" or "our." The 4,000,000 shares covered by this prospectus are referred to as the "shares." Persons who are issued shares are sometimes referred to as the "selling security holders."

        The selling security holders may sell the shares being offered from time to time in one or more transactions, which may include block transactions, on NASD's Over-The-Counter Bulletin Board (OTCBB) or such other market on which our common stock may, from time to time, be traded, in privately negotiated transactions, or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling security holders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus. In connection with such sales, the selling security holders and any participating broker, dealer or agent may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any discounts or commissions they receive and the profit on any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from sales of the shares by the selling security holders.

        Our common stock is currently quoted on NASD's over-the-counter bulletin board under the symbol "IWTT." On January 22, 2004, the average of the closing bid and ask price was $6.00 per share.

        These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is January 26, 2004.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

        Additional risks and uncertainties not currently known or that is not currently deemed material may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties that we may face in the future may have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

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  Annual Report on Form 10-KSB filed on February 26, 2003, as subsequently amended

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  Quarterly Report on Form 10-QSB filed on May 14, 2003, as subsequently amended;

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  The description of our Common Stock contained in the Registration Statement on Form SB-2 filed on April 11, 2003 and effective on June 17, 2003, as amended from time to time;

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  Quarterly Report on Form 10-QSB filed on August 8, 2003; and

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  Quarterly Report on Form 10-QSB filed on November 12, 2003.

        All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        We undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to The President, IWT Tesoro Corporation, 191 Post Road West, Suite 100, Westport, CT 06880.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        Some of the statements made in this Prospectus constitute "forward-looking statements". For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward- looking statements.

        These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. This prospectus contains forward-looking statements that address, among other things,

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  our business and financing plans;

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  regulatory environments in which we operate or plan to operate; and

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  trends affecting our financial condition or results of operations, the impact of competition, the start-up of certain operations, roll out of products and services and acquisition opportunities.

        Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements (Cautionary Statements) include, among others,

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  our ability to raise capital;

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  our ability to continue distributing our products;

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  our ability to provide our products at competitive rates;

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  our ability to execute our business strategy in a competitive environment;

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  our degree of financial leverage;

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  regulatory considerations and risks related to international economics,

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  risks related to market acceptance and demand for our products and services;

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  our dependence on third party suppliers;

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  the impact of competitive services; and

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  other risks referenced from time to time in our SEC filings.

        We believe that the assumptions and expectations reflected in this prospectus are reasonable, based on information available to us on the date of this prospectus. However, we cannot assure anyone that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have discussed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are qualified by these factors. We assume no obligation to update forward-looking statements or reflect unanticipated future events.

SUMMARY

        Through our wholly owned subsidiary, International Wholesale Tile, Inc. (IWT), we provide hard floor and wall covering materials primarily ceramic, porcelain and stone tile to the new construction and remodeling industries for commercial and residential marketplaces. We distribute our products through a network of independently owned dealers and distributors, buying groups and home center retailers. We purchase our products primarily from foreign manufacturers. Our primary source of revenue is from selling hard flooring materials. Our principal costs relate to acquiring and warehousing and delivering our products. While we sell our products throughout the United States, the majority of our sales are currently in the Southeast.

        Our principal executive offices are located at 191 Post Road West, Suite 10, Westport, Connecticut 06880. Our telephone number is: (203) 221-2770 and our website is http://www.iwttesoro.com. Information contained on our Web site is not part of this prospectus.

        We will receive no proceeds from the sale of the shares being offered.

IMPORTANT RISK FACTORS

        Investing in our common stock involves high risk. You should carefully consider the following important risk factors and the other information contained in this prospectus before investing in our common stock. The price of our common stock could decline because of any of these risks, and you could lose all or part of your investment. You also should read and consider the other information included in this prospectus, including the financial statements and related notes. If any of the events described here occur, our business prospects, financial condition and operating results could be materially affected in a negative manner.

Company Risks

As to Tesoro:

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR ACQUISITIONS AND GROWTH. IF WE CANNOT SECURE ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

        Future events, including the problems, delays, expenses and difficulties frequently encountered by wholesale tile and ceramics distributors like us, may lead to increased costs that could make it difficult for us to succeed with our business plan. To raise additional capital, we may sell additional equity securities, accept debt financing, or obtaining financing through a bank or other entity. There is no limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to debt. If we need to obtain additional financing, it may not be available or it may not be available on terms acceptable to us. Likewise, an offering of our securities may not be successful. If additional funds are raised through issuing additional stock, the value of our outstanding stock may be significantly diluted.

        Our future capital requirements will depend upon many factors, including the following:

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  The magnitude of the inventory we must carry to adequately support our customers;

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  The volume of sample material and product we must have in place with our customers to help merchandise our products;

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  The number of different product variations demanded by our customers

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  Currency fluctuations, particularly with respect to the Euro Dollar against the U.S. Dollar;

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  The rate at which we expand our operations; and

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  The occurrence, timing, size and success of acquisitions.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE, WHICH COULD RESULT IN A LOWER PRICE FOR OUR COMMON STOCK.

        Our quarterly results may be affected by a variety of factors, some of which are beyond our control, including, for example, the following:

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  Introducing new products or pricing programs by our competitors;

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  Increased transportation costs;

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  Increases in selling and marketing expenses, as well as other operating expenses;

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  Economic conditions specific to building materials industry; and

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  Costs and risks associated with potential acquisitions.

        Of these conditions, the 1st, 2nd and 4th factors are largely beyond our control.

GENERALLY, WE MUST PAY ALL COSTS AND EXPENSES INCURRED WITH DEFENDING ANY ACTIONS ALLEGED AGAINST ANY OF OUR DIRECTORS.

        Our articles of incorporation and bylaws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred arising from any transaction in that officer's or director's respective managerial capacity unless that officer or director:

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  violates a duty of loyalty,

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  did not act in good faith,

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  engages in intentional misconduct or knowingly violated the law, or

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  derives an improper benefit from the transaction.

        Additionally, we have also entered into separate indemnity agreements with each of our executive officers and directors to provide added protection unless that person committed any of the prohibited acts described above. Any obligations we incur defending any such actions could adversely affect our cash flow and profitability.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN CERTAIN PROVISIONS THAT COULD HINDER A CHANGE IN OUR CORPORATE CONTROL.

        Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Only our directors may call annual stockholder meetings and only our directors, officers or stockholders holding not less than a majority of all shares entitled to vote may call a special stockholder meeting, Likewise, our bylaws require notice procedures with regard to stockholder proposals and nominations of candidates for electing directors are required. Furthermore, vacancies on our Board, including newly created directorships, may be filled by a majority of our directors then in office and not by our stockholders.

FAILING TO IDENTIFY SUITABLE ACQUISITION CANDIDATES, TO COMPLETE ACQUISITIONS AND TO INTEGRATE THE ACQUIRED OPERATIONS SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS STRATEGY AND OPERATIONS.

        As part of our business strategy, we intend to acquire complementary businesses. Although we regularly evaluate acquisition opportunities, we may not be able to:

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  Successfully identify suitable acquisition candidates;

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  Obtain sufficient financing on acceptable terms to fund acquisitions;

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  Complete acquisitions; or

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  Profitably manage acquired businesses.

        Additionally, acquired operations may not achieve levels of sales, operating income or productivity comparable to those of our existing operations, or perform as expected. Acquisitions may also involve a number of special risks, some or all of which could have a material and adverse effect on our business, operating results and financial condition. Among these risks are:

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  Our inability to integrate operations, systems and procedures and to eliminate redundancies and excess costs effectively;

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  Diverting management's attention and resources; and

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  Difficulty retaining and training acquired key personnel.

WE MAY BE UNABLE TO OBTAIN PRODUCTS ON A TIMELY BASIS, WHICH COULD MATERIALLY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

        We do not manufacture any of the products we distribute. Our business depends upon a continuous supply of material from third party suppliers. We currently import a majority of our products from 40 foreign manufacturers. While we believe this large group of suppliers insulates us from the effect of any one supplier, international supply relationships are sensitive to geo-political situations beyond our control. In particular, we depend heavily on Italy and Spain and any disruption in this supply chain could put us in a difficult position. However, any extended interruption in product supply would disrupt our operations, which could adversely affect our business, financial condition and operating results.

BECAUSE WE DO NOT CARRY ANY INSURANCE ON OUR PRODUCTS THAT ARE IN TRANSIT, WE RISK LOSING ENTIRE SHIPMENTS.

        Title to our products transfers at the port of the originating country. We self-insure in the event of loss after title is taken. We only ship between ten and twenty containers at any one time. We currently estimate that our current maximum exposure for loss would be approximately $150,000. Because we often place special orders on behalf of our customers, if any shipments were lost or damaged, our clients would not be able to receive their product in a timely fashion, which, in turn, could adversely affect our relationship with those customers. To date, we have only incurred minimal losses with respect to products that have been lost after it acquired title.

IF THE CONFLICT IN THE MIDDLE EAST ESCALATES, WE MAY HAVE DIFFICULTY OBTAINING PRODUCTS FROM CERTAIN FOREIGN MANUFACTURERS.

        To date, we have not been adversely affected in any material way by conflicts in the Middle East. We have not had problems obtaining product from Turkey, although minor problems with product from Dubai have occurred. However, we purchase only limited product from Dubai manufacturers and can obtain substitute products, if necessary. Protest strikes in the European Union countries such as Spain and Italy may slightly delay shipping of products, but to date, these delays have been very minor.

WE MAY BE UNABLE TO PASS ON TO OUR CUSTOMERS INCREASES IN TRANSPORTATION COSTS, WHICH COULD HAVE A MATERIAL EFFECT ON OUR PROFITABILITY.

        Significant increases in transportation costs could adversely effect on our operating margins and our business, financial condition and operating results. Although we generally attempt to pass on increases in the costs to our customers, our ability to do so is, to a large extent, depends on the rate and magnitude of any increase, as well as competitive pressures and market conditions for our products. There have been, in the past and may be in the future, periods of time during which increases in this cost cannot be recovered. During these periods, our profitability could be adversely affected.

IF WE GROW TOO QUICKLY, WE COULD ENCOUNTER PROBLEMS RELATED TO INCREASED CUSTOMER DEMANDS ON OUR LIMITED RESOURCES.

        Rapid growth would place a significant strain on our managerial, operational, financial and other resources. Our systems, procedures, controls and management resources may not be adequate to support our future operations. Future growth will require us to

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  implement additional management information systems,

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  develop further our operating, administrative, financial and accounting systems, and

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  maintain close coordination between departments.

        If we cannot manage our growth, we could limit our ability to capitalize on new business opportunities that may arise or to implement our business strategy. Additionally, we cannot assure anyone that our personnel, systems and controls will be adequate to support future growth. Our inability to manage growth or to maintain the quality of our products and services could cause us to lose customers and could significantly increase our operating expenses.

WE DEPEND ON OUTSIDE DISTRIBUTORS FOR PRODUCT SALES.

        We sell our products primarily through a network of dealers and sub-distributors. These distributors do not have a minimum sales requirement. Our distributors are independent contractors. If we do not competitively price our products or if the quality of the products is low our distributors may fail to aggressively market our products for us. If our distributors do not successfully sell our products, then our revenue and profits may not materialize.

IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM, OUR BUSINESS OPERATIONS AND OUR GROWTH OBJECTIVES MAY BE ADVERSELY AFFECTED.

        Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Henry J. Boucher, Jr., our Chief Executive Officer, Forrest Jordan, our Chief Financial Officer and Senior Vice President, and Paul F. Boucher and Grey Perna who also are Senior Vice Presidents, as well as other of our management members. While we do have written employment agreements with each of these individuals, we currently do not have employment agreements with all our employees. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and operating results. We may not be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services.

FUTURE EXCHANGE RATE FLUCTUATIONS OR INFLATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

        We import most of the product we sell from countries whose currency is the Euro Dollar. We currently write purchase contracts and pay for materials in U. S. dollars. However, the manufacturing facilities pay all their expenses in their country's currency. This means that IWT realizes a benefit when a country's currency devalues against the U.S. dollar, although that country's inflation rate or internal expenses may offset this benefit. Any future increases in a country's inflation rate, which are not offset by devaluation of their currency, may negatively impact our operating results. To the extent that a foreign country's currency appreciates against the U.S. dollar, there could be a material adverse effect on our business, financial condition and operating results.

Industry Risks

OUR INDUSTRY IS CYCLICAL AND PROLONGED DECLINES IN RESIDENTIAL OR COMMERCIAL CONSTRUCTION ACTIVITY COULD ADVERSELY AFFECT OUR BUSINESS.

        The ceramic and tile floor covering industry depends on residential and commercial construction activity, including both new construction, as well as remodeling. New construction activity, and remodeling to a lesser degree, is cyclical in nature and a prolonged decline in residential or commercial construction activity could have a material adverse effect on our business, financial condition and operating results. Construction activity is significantly affected by numerous factors, all of which are beyond our control, including:, among others,

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  National and local economic conditions;

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  Interest rates;

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  Housing demands;

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  Employment levels;

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  Changes in disposable income;

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  Financing availability;

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  Commercial rental vacancy rates;

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  Federal and state income tax policies; and

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  Consumer confidence.

        The U.S. construction industry has experienced significant downturns in the past, which have adversely affected suppliers to the industry, including suppliers of ceramic and tile floor coverings. The industry could experience similar downturns in the future, which could have a negative impact on our business, financial condition and operating results.

WE FACE INTENSE COMPETITION IN THE FLOORCOVERING INDUSTRY, WHICH COULD DECREASE DEMAND FOR OUR PRODUCTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

        The industry is highly competitive. We face competition from a large number of domestic and foreign importers and independent distributors of floor covering products. Some of our existing and potential competitors may be larger and have greater resources and access to capital than we do. Maintaining our competitive position may require us to make substantial investments in our product design efforts, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for our products and in the loss of market share. In addition, we face, and will continue to face, pressure on sales prices of our products from competitors, as well as from large customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability. Hard flooring products also face competition from alternative products such as carpet, hardwood and vinyl. Changes in customer attitudes toward hard flooring and wall covering materials could also adversely affect our ability to market and sell our products profitably.

Investment Risks

THE SHARES AVAILABLE FOR SALE IMMEDIATELY BY THE SELLING SECURITY HOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

        A total of 4.0 million shares of our common stock are being registered for resale under this prospectus. Of these shares, 138,000 shares are currently issued and outstanding. In addition, options to purchase 356,668 shares included in this offering have been granted, of which 331,668 are vested to date. The market price of our common stock could drop if substantial amounts of shares are sold in the public market. A drop in the market price could reduce the value of your investment and could require us to issue more stock than we otherwise would to raise capital. In addition, after a one-year holding period, shares we issue under Rule 144 to non-affiliates will become eligible for trading without any additional payment to us or any increase in our capitalization.

IN ADDITION TO THE SHARES ELIBIBLE FOR SALE IN THE FUTURE, WE MAY ISSUE MORE SHARES OF OUR COMMON STOCK IN THE FUTURE. THIS WOULD REDUCE INVESTORS PERCENTAGE OF OWNERSHIP AND MAY REDUCE OUR SHARE VALUE.

        Of the 11,622,702 shares of our common stock outstanding as of January 22, 2004, approximately 250,000 shares are currently freely tradable or eligible for public resale under Rule 144 promulgated pursuant to the Securities Act. Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted or affiliate securities that are not presently, but may in the future be sold, pursuant to Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock in any such market.

        Our Articles of Incorporation authorizes our issuing up to 100.0 million shares of common stock and 25 million shares of preferred stock. If we issue all or part of our remaining authorized common stock or preferred stock, depending on its terms, the percentage of common stock held by existing stockholders would be diluted. We may value any stock issued in the future on an arbitrary basis. Issuing common or preferred stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the value of our shares.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR STOCK AND DO NOT INTEND TO IN THE NEAR FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS OR HER INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

        We have never paid, and do not intend to pay, any cash dividends on our common stock in the current year. Therefore, an investor in this offering, in all likelihood, will only realize a profit on his investment, in the short term, if the market price of our common stock increases in value.

WE CANNOT ASSURE ANYONE THAT THERE WILL EVER BE A LIQUID PUBLIC MARKET FOR OUR SECURITIES.

        Although our common stock are eligible for quotation on the OTCBB maintained by the NASD, there has been only limited and sporadic trading in the stock since it commenced trading on December 17, 2003. No regular or established public trading market for our common stock has been established prior to this offering, and we cannot assure anyone that a regular and established market will develop or if developed, that it will continue. Additionally, we make no assurances as to the depth or liquidity of any market for our stock or the prices as which our stockholders may be able to sell their securities. As a result, an investment in our common stock may be illiquid and investors may not be able to readily liquidate their investment or at all when they need or desire to sell.

OUR COMMON STOCK'S CURRENT TRADING MAY NOT ACCURATELY REFLECT ITS FUTURE MARKET PERFORMANCE.

        The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to factors such as the active float of our securities could be small, meaning that relatively small trades of our securities could materially effect the share price and other general economic or stock market conditions, many of which are beyond our control.

        In addition, the stock market in general, and the market for shares in tile and ceramic floor covering companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. We make no assurance that these trading prices and price earnings predictions will be sustained.

        In addition, a substantial portion of our future expenses, including most product design and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations, or our operating loss may be greater than our expectations. We may need to change our pricing strategy for and these changes may affect our quarterly results. Any one or more of these factors could affect our business, financial condition and operating results, and this makes the prediction of operating results on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical operating results may not be meaningful and you should not rely on them as an indication of our future performance. This could adversely affect the price of our common stock.

OUR SHARES CURRENTLY DO NOT QUALIFY FOR LISTING ON NASDAQ. OUR COMMON STOCK MAY ONLY TRADE ON THE OVER-THE-COUNTER BULLETIN BOARD.

        Under the current rules relating to the listing of shares on NASDAQ SmallCap, we must have:

  •
  Three registered and active market makers;

  •
  Stockholders' equity of at least $5 million, or market capitalization of at least $50 million, or net income of at least $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;

  •
  Operating history of at least one year or market capitalization of $50 million;

  •
  Public float of at least 1,000,000 shares;

  •
  Market value of public float of at least $5 million;

  •
  A minimum bid price of $4.00 per share; and

  •
  At least 300 stockholders who own at least 100 share each, among other requirements.

        For a continued listing, a company must maintain:

  •
  Two registered and active market makers, one of which can be a market maker entering a stabilizing bid;

  •
  Stockholders' equity of at least $2.5 million, market capitalization of at least $35 million, or net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;

  •
  A public float of at least 500,000 shares;

  •
  Market value of public float of at least $1 million; and

  •
  A minimum bid price of $1.00 per share, among other requirements.

        Our common stock will not initially be eligible for listing on the NASDAQ SmallCap. Accordingly, trading is currently being conducted on the OTCBB, which ordinarily has a much lower trading volume than on NASDAQ. Very few market makers take interest in shares traded OTCBB and, accordingly, the markets for such shares are less orderly than is usual for NASDAQ stocks. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of common stock in any significant amount can generally not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.

THE APPLICATION OF THE "PENNY STOCK RULES" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

        While our common stock is currently not considered to be a "penny stock", it may in the future. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our common stock may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the

"penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our common stock and may have the effect of reducing the level of trading activity of our common stock in the secondary market. These required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. There can be no assurance that the price of our common stock will reach or maintain such a level.

A SMALL NUMBER OF STOCKHOLDERS OWN MOST OF OUR COMMON STOCK.

        Those persons who are officers, directors or who own more than 5% of our common stock will hold approximately 85% of our stock. Our management will continue to control most matters requiring approval by our stockholders. As a result, management acting together have the ability to control substantially all matters submitted to our stockholders for approval, including electing and removing directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control in an acquisition or takeover.

IWT TESORO CORPORATION 2001 STOCK INCENTIVE PLAN

        On December 27, 2001, our then sole Director recommended approving the 2001 Tesoro Stock Incentive Plan (the "Plan") to our then sole stockholder, who, on December 27, 2001, approved the Plan. Below is a summary of the Plan:

        We believe that our Plan satisfies our objective of enhancing our profitability and value for the benefit of our stockholders by enabling us to offer our eligible employees, consultants and our affiliates, stock-based incentives. We believe that this will help to create a means to raise the level of stock ownership by these individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

        Under the Plan, we may grant "non-qualified" and incentive stock options to purchase, and restricted stock (Awards). The aggregate maximum number of shares for which Awards may be issued under the Plan will be 4.0 million shares of our common stock. The Plan does provide for equitable adjustment of the number of shares and the number of shares of each subsequent Award and of the unexercised portion of the stock option award described below in the event of a change in our capitalization due to a stock split, stock dividend recapitalization, merger, or similar event. Other than with regard to incentive stock options, the number of shares that may be delivered under the Plan will be determined after giving effect to the use by a participant of the right, if granted, to cause Tesoro to withhold from the shares of common stock otherwise deliverable to a recipient upon exercising an Award in payment of all or a portion of his or her withholding obligation arising from such exercise.

        Our Compensation Committee currently controls and manages the Plan's operation and administration. The Committee has discretion to

  •
  determine the types, terms and conditions of all Awards, including exercise price or purchase price (if any), performance goals, and other earn-out and/or vesting contingencies and acceleration provisions,

  •
  adopt, alter or repeal administrative rules, guidelines and practices (including special guidelines for non-U.S. employees),

  •
  delegate administrative responsibilities,

  •
  construe and interpret the Plan's terms and any agreements evidencing Awards granted.

        The Committee, in its sole discretion, may grant stock options and restricted stock to our employees and consultants, our subsidiary corporations, or parent corporation. Participants will be selected on the basis of demonstrated ability to contribute substantially to us. Our Board has authority to grant stock options to Non-Employee Directors according to the Plan. All awards are subject to the terms of a written agreement between the participant and us.

        The awards granted under the Plan may be either incentive stock options or non-qualified stock options or restricted stock awards. The maximum number of shares subject to any award of stock options or shares of Restricted Stock is 100,000.

        The vesting schedule for any option granted under the Plan will be determined by the Committee and will be set forth in a specific option agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires. The Committee has the right to accelerate the exercisability of any option.

Incentive Stock Options

        Stock options qualify as "incentive stock options" (ISOs) if they meet the requirements of Section 422 of the Internal Revenue Code (Code). ISOs may only be granted to our employees and our affiliates and any person holding our capital stock or any affiliate possessing more than 10% of the total combined voting power of all classes of our capital stock. Affiliates will not be eligible to receive ISOs unless the exercise price per share is at least 110% of the fair market value of the stock on the date the option is granted. Each ISO granted pursuant to the Plan is exercisable, during the optionee's lifetime, only by the optionee or the optionee's guardian or legal representative.

Non-Qualified Stock Options

        Non-qualified stock options may be granted to Directors who are not our officers nor employees, as well as to employees, consultants and other persons who provide services to our affiliates and us. Stock options are non-qualified stock options if they do not meet the requirements for ISOs.

Restricted Stock

        The Committee may grant shares of restricted stock, which is an award of shares of common stock that is subject to the attainment of pre-established performance goals and other conditions, restrictions and contingencies as the Committee determines. Awards of restricted stock may be granted solely to participants who are our employees or consultants, or of any of its subsidiaries or parent corporation. Unless otherwise determined by the Committee at the time of the grant, each award of restricted Stock will provide that if the participant engages in detrimental activities (as defined in the Plan) prior to, or during the one year period after, any vesting of restricted Stock, the Committee may direct (at any time within two years thereafter) that all unvested Restricted Stock be immediately forfeited to us and that the participant will pay us an amount equal to the fair market value at the time of vesting of any restricted stock that has vested in the period referred to above. (This does not apply upon a Change of Control). The Committee will fix the purchase price of the Restricted Stock.

        Awards of restricted stock must be accepted within 90 days (or such shorter period as the Committee may specify at grant) after the award date by executing a Restricted Stock Award agreement and paying whatever price (if any) the Committee designates. Additionally, recipients of restricted stock are required to enter into a restricted stock agreement, which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of objective performance goals, and such other factors as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions or may accelerate or waive such restrictions at any time. A participant who receives an Award of restricted stock shall not have any rights with respect to such award of restricted stock, unless and until such participant has delivered a fully executed copy of a restricted stock award agreement and has otherwise complied with the applicable terms and conditions of such award.

        Awards of restricted stock may be intended to satisfy Section 162(m) of the Code. Under the Plan, an award of restricted stock may be conditioned upon or subject to the attainment of performance goals. These performance goals will be based on one or more of the objective criteria with regard to us (or any subsidiary corporation, parent corporation, division, or other operational unit of ours) as described in the Plan.

        All options will lapse on the expiration of the option terms specified by the Committee in a certificate evidencing such option, but in no event will non-qualified or incentive stock options be exercisable after the expiration of 10 years from the date such option is granted (five years for participants who own more than 10% of the total combined voting power of all classes of the stock of ours, our corporations or our parent corporation).

        The exercise price per share of Common Stock subject to an Incentive Stock Option or a Stock Option intended to be "performance-based" for purposes of Section 162(m) of the Code shall be determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of the shares of Common Stock at the time of grant. However, if an Incentive Stock Option is granted to a 10% Stockholder, the exercise price shall be no less than 110% of the fair market value of the Common Stock. The Committee will determine the exercise price per share of Common Stock subject to a non-qualified stock option.

        To the extent that the aggregate fair market value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of ours or any of our subsidiaries or parent corporation exceeds $100,000, such options shall be treated as non-qualified stock options. In addition, if an employee does not remain employed by us or any of our subsidiaries or parent corporation at all times from the time an ISO is granted until three months prior to the date of exercise (or such other period as required by applicable law), such option shall be treated as a non-qualified stock option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of our stockholders.

        Payment of the purchase price is by (i) cash, (ii) check, or (iii) such other consideration as the Plan Administrators, in their sole discretion, determine and is consistent with the Plan's purpose and applicable law, or (iv) any combination of the foregoing.

        Upon the award of Restricted Stock, the recipient has all rights of a stockholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote those shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender those shares.

        Optionees do not have stockholder rights (e.g., right to vote and receive dividends) until they exercise their option and receive shares of Common Stock.

        Each stock option expires and is no longer exercisable on the dates that the Plan administrators determine at the time when the options are granted. Stock options can also be terminated under certain circumstances following a "Change of Control."

        According to our Plan, a "Change of Control" occurs if we

  •
  are dissolved or liquidated,

  •
  are reorganized, merged or consolidated with one or more corporations where we are not the surviving entity, or

  •
  transfer substantially all of our property or more than 80% of our then outstanding shares to another corporation not controlled by our stockholders.

        Upon a Change of Control, the Plan and any outstanding options will terminate unless we provide for the Plan to be assumed and continued with our options either assumed or replaced with substitute options covering the shares of a successor corporation. If no provision is made for Plan continuation, we will give all option holders advance written notice of the Change of Control, all options will become fully exercisable and the option holders will then have 30 days to exercise their options.

        If our corporate structure changes or if our shares change (i.e. if we recapitalize, our stock splits, we consolidate, we undertake a rights offering, or we issue a stock dividend), the Plan administrators will make appropriate adjustments to the number or class of shares which may be distributed under the Plan and the option price or other price of shares subject to the outstanding awards under the Plan in order to maintain the purpose of the original grant.

        The following discussion of the federal income tax consequences of granting and exercise of stock options and restricted stock awards under the Plan and the sale of common stock acquired as a result of any exercises of options is based on an analysis of the Code, existing laws, judicial decisions, and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, a participant may also be subject to state, local, estate and gift tax consequences, none of which is described below. This discussion is limited to the U.S. federal income tax consequences to individuals, who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options.

        Neither the grant nor (provided the holding periods described below are satisfied) the exercise of an incentive stock option will result in taxable income to a participant or a tax deduction for us. However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired upon exercise of an incentive stock option (determined at the time the option is exercised) and the exercise price for such shares will be considered part of the participant's income.

        If the applicable holding periods described below are satisfied, the sale of shares of common stock purchased upon the exercise of an incentive stock option will result in capital gain or loss to the participant and will not result in a tax deduction to us. To receive the foregoing incentive stock option tax treatment as to the shares acquired upon exercise of an incentive stock option, a participant must hold such shares for at least two years following the date the incentive stock option is granted and for one year following the date of the exercise of the incentive stock option. In addition, a participant generally must be an employee of ours (or a subsidiary corporation or parent corporation of ours) at all times between the date of grant and the date three months before exercise of the option.

        If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of the fair market value of the shares on the date of exercise minus the exercise price, or the amount realized on the disposition minus the exercise price, will be treated as ordinary compensation income in the taxable year of the disposition of the shares, with any remaining gain being treated as capital gain. If the holding periods are not satisfied, we will generally be entitled to a tax deduction equal to the amount of such ordinary income included in the participant's taxable income, subject to Section 162(m) of the Code.

Non-Qualified Stock Options.

        A participant will recognize no taxable income at the time a non-qualified stock option is granted to a recipient.

        A participant will recognize ordinary compensation income at the time a non-qualified stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares purchased by the optionee over the exercise price for such shares. Other than with regard to Non-Employee Directors, this ordinary compensation income will also constitute wages subject to income tax withholding under the Code and we will require the participant to make suitable arrangements to ensure that the participant remits to us an amount sufficient to satisfy all tax withholding requirements.

        We will generally be entitled to a deduction for federal income tax purposes at such time and in the same amount as the amount includable in the participant's ordinary income in connection with his or her exercise of a non-qualified stock option, subject to Section 162(m) described herein.

        Upon a participant's subsequent sale or other disposition of shares purchased on exercise of a non-qualified stock option, the participant will recognize capital gain or loss (which may be short-term or long-term depending upon the participant's holding period) on the difference between the amount realized on such sale or other disposition and the participant's tax basis in the shares sold. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price for such shares and the amount includable in the participant's income with respect to such exercise and acquisition of the shares.

All Stock Options.

        The following considerations may also apply to grants of non-qualified stock options and/or incentive stock options:

  •
  Any of our officers and directors subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their stock options,

  •
  Any entitlement to a tax deduction on the part of us is subject to the applicable tax rules (including, without limitation, Section 162(m) of the Code regarding a $1,000,000 limitation on deductible compensation), and

  •
  In the event that the exercisability or vesting of any stock option is accelerated because of a change in control, payments relating to the stock option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

        In general, Section 162(m) of the Code does not allow a publicly held corporation, for federal income tax purposes, to deduct compensation in excess of $1 million per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to specific exceptions. Our Plan does not currently qualify for the exceptions and is therefore subject to the limitations of Section 162(m).

        The exercise by a recipient of a stock option, the lapse of restrictions on restricted stock, or the deemed earnout of performance stock awards following a change in control, in certain circumstances, may result in:

  •
  a 20% federal excise tax (in addition to federal income tax) to the recipient of certain payments of common stock or cash resulting from such exercise or deemed earnout of performance stock awards or, in the case of restricted stock, on all or a portion of the fair market value of the shares on the date the restrictions lapse; and

  •
  the loss of a compensation deduction that would otherwise be allowable to the Company or one of our subsidiaries as discussed above.

        Options may not be sold, assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution. The optionee may only exercise an option during his or her lifetime or his or her estate, for a period of time after the optionee's death.

        Generally, our Board of Directors or the Committee have the power to amend, terminate or suspend all or any portion of the Plan without stockholder approval. However, no amendment may impair an existing award or alter the rights of a recipient of options already granted under the Plan without the recipient's consent. Additionally, the Board of Directors may not, without further approval of our stockholders and according to Nevada law, solely to the extent required by the applicable provisions of Rule 16b-3, Section 162(m) or 422 of the Code, or the rules of any applicable exchange:

  •
  Increase the aggregate number of shares of Common Stock that may be issued under this Plan,

  •
  Increase the maximum individual Participant limitations for a fiscal year,

  •
  Change the classification of employees, Consultants or Non-Employee Directors eligible to receive Awards under this Plan,

  •
  Decrease the minimum option price of any Stock Option,

  •
  Extend the maximum Stock Option period,

  •
  Materially alter the Performance Criteria for the Award of Restricted Stock, or

  •
  Make any other amendment that would require stockholder approval under the rules of any exchange or system on which our securities are listed or traded.

        Unless previously terminated by the Board of Directors, the Plan shall terminate on the earlier of December 31, 2012 or ten years after the date the Plan is effective. Through January 22, 2004, options to purchase up to were granted 356,668 shares at the fair market value at the date of grant. Of these options, 331,668 options have vested and the remaining 25,000 options will vest on January 10, 2005, unless otherwise terminated. Additionally, through January 22, 2004, 138,000 shares were issued under the Plan.

RESTRICTIONS UNDER SECURITIES LAWS

        The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater shareholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SALES BY SELLING SECURITY HOLDERS

        This prospectus relates to the reorder and resale of shares issued or that may issued to the selling security holders under the Plan. We make no assurances that the selling security holders will offer or sell any of the shares registered in this offering.

        The selling security holders listed below are our executive officers and directors. Additionally, non-affiliates who hold less than 1,000 shares of our common stock may use this prospectus for reoffers and resales of restricted securities granted under the Plan. Some of the selling security holders listed below who are not executive officers or directors may beneficially own additional shares of stock.

        Pursuant to the requirements of the Securities Act, l" the following table sets forth

  •
  the name of each affiliated selling security holder,

  •
  the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

  •
  the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus,

  •
  the amount of common stock to be owned by each affiliated selling security holder following sale of the shares, and

  •
  the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering (based on 11,622,702 shares of common stock of Tesoro outstanding as of `January 22, 2004), and adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder's options or warrants, but no other person's options or warrants.

        We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Name and Title of Selling Security Holder	# of Shares Beneficially Owned Prior To the Offering		Shares to Be Offered	# of Shares to be Owned After Offering		Percentage To be Owned After Offering
Henry J. Boucher, Jr. — Chairman, President and CEO	850,267	(1)(2)	66,667	783,600		6.77%
Forrest Jordan — Senior VP, CFO and Director	3,066,667	(1)	66,667	3,000,000		25.7%
Paul F. Boucher — Senior VP and Director	3,097,867	(1)(3)	66,667	3,030,700		25.9%
Grey Perna — Senior VP and Director	3,068,667	(1)(4)	66,667	3,002,000		25.7%
Carl G. Anderson, Jr. — Director	80,000	(5)(6)	25,000	50,000	(7)	*
James R. Edwards — Director	55,000	(5)(8)	25,000	25,000	(7)	*
James Lafond — Director	30,000	(5)	25,000	-0-	(7)	-0-
Robert B. Rogers — Director	27,000	(9)	15,000	7,000	(7)	*
Allen G. Rosenberg — Director	30,000	(5)	25,000	-0-	(7)	-0-
John Burville — Director	5,000		5,000	-0-
Significant Employees and Stockholders owning 1,000 shares or more
Kathryn Spencer — Vice President of Operations	15,600		15,600	-0-		*
James Andrini	1,400		400	1,000		*
Brian Boesen	1,200		1,200	-0-		-0-
Thad Browning	5,500		4,500	1,000		*
Thomas Carluccio	3,775		2,500	1,275		*
Kenny Ferrara	3,400		3,400	-0-		-0-
Timothy Glisson	2,482		2,300	182		*
Carol Gotz	1,800		1,800	-0-		-0-
Patrick Grassick	2,500		2,500	-0-		-0-
Larry Gray	2,300		2,300	-0-		-0-
Dan Hernandez	3,400		3,400	-0-		-0-
Jerry Hines	1,200		1,200	-0-		-0-
Fred Kendall	1,100		1,100	-0-		-0-
Tommy Kirby	4,500		4,500	-0-		-0-
Joe Malave	1,100		1,100	-0-		-0-
Don Marshall	2,300		2,300	-0-		-0-
John McAndrew	1,200		1,200	-0-		-0-
Roger Musgrove	2,300		2,300	-0-		-0-
Michael Nokovich	3,400		3,400	-0-		-0-
Gregory Nuttall	2,500		2,500	-0-		-0-
Ryan L. Roth	2,500		500	2,000		*
John Walsh	1,100		1,100	-0-		-0-
Tony Weldon	5,500		5,500	-0-		-0-
Robert C. Wirtel	1,412		500	912		*
George Wood	85,250		4,500	80,750		*

* Less than 1%.

(1)
Includes options to purchase up to 66,667 shares of common stock at $3.00 per share, which was the fair market value of the common stock on the date of grant.

(2)
Includes 100 shares of common stock owned by Mr. Boucher's spouse.

(3)
Includes 30,000 shares held on behalf of Mr. Boucher's minor children.

(4)
Includes 2,000 shares owned by Mr. Perna's wife.

(5)
Includes (i) options to purchase 10,000 shares of common stock issued pursuant to the Plan at $3.00 per share, (ii) options to purchase up to 10,000 shares at $6.00 per share, of which 5,000 options have vested and 5,000 options will vest on January 10, 2005, unless otherwise terminated, and (ii) 10,000 restricted shares issued pursuant to the Plan. All these securities were granted pursuant to the Plan and the exercise price is the fair market value of the common stock at the date of grant.

(6)
Includes warrants to purchase up to 10,000 shares currently exercisable at $3.25 per share through March 10, 2008.

(7)
Does not include 5,000 options that will not vest until January 10, 2005.

(8)
Includes warrants to purchase up to 15,000 shares currently exercisable at $3.25 per share.

(9)
Includes 3,500 shares and options to purchase 3,500 shares at an exercise price of $7.00 per share that were acquired in our registration statement on Form SB-2 effective June 17, 2003. Also represents 10,000 shares of restricted common stock issued pursuant to the Plan; and (ii) options to purchase 10,000 shares of $6.00 per share, of which 5,000 shares are vested and the remaining 5,000 shares may vest on January 10, 2005. The exercise was the fair market value of our common stock on the date of grant.

        Currently the amount of securities to be offered or resold by each of our executive officers and directors, and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act.

PLAN OF DISTRIBUTION

        The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

        The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. The selling security holders in connection with sales of securities may pay usual and customary or specifically negotiated brokerage fees or commissions.

        The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

  •
  Through the "pink sheets", on the Over-The-Counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges;

  •
  In transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

  •
  Through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

        Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

        In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of Tesoro and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

        We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

        We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

        Sales of securities by the selling security holders and us or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Nevada's General Corporation Law also provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense."

        Additionally, we have entered into Indemnity Agreements with each of our Directors and Executive Officers. The Indemnity Agreement provisions are similar to those set forth in our Bylaws. These agreements provide, among other things, that so long as

  •
  an indemnified party's actions are not in violation of Section 16(b) of the Exchange Act,

  •
  an indemnified party is not judged to have been knowingly fraudulent, dishonest or whose misconduct was willful, or

  •
  if law prohibits the indemnification

then an indemnified party is indemnified against all expenses, costs and penalties, so long as the party is acting in his or her fiduciary capacity for or on behalf of Tesoro in good faith.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

  •
  Annual Report on Form 10-KSB filed on February 26, 2003, as subsequently amended

  •
  Quarterly Report on Form 10-QSB filed on May 14, 2003, as subsequently amended;

  •
  The description of our Common Stock contained in the Registration Statement on Form SB-2 filed on April 11, 2003 and effective on June 17, 2003, as amended from time to time;

  •
  Quarterly Report on Form 10-QSB filed on August 8, 2003; and

  •
  Quarterly Report on Form 10-QSB filed on November 12, 2003.

        All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        We undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to The President, IWT Tesoro Corporation, 191 Post Road West, Suite 100, Westport, CT 06880.

Item 4. Description of Securities

        A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Nevada's General Corporation Law also provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

        Additionally, we have entered into Indemnity Agreements with each of our Directors and Executive Officers. The Indemnity Agreement provisions are similar to those set forth in our Bylaws. These agreements provide, among other things, that so long as

  •
  an indemnified party's actions are not in violation of Section 16(b) of the Exchange Act,

  •
  an indemnified party is not judged to have been knowingly fraudulent, dishonest or whose misconduct was willful, or

  •
  if law prohibits the indemnification

then an indemnified party is indemnified against all expenses, costs and penalties, so long as the party is acting in his or her fiduciary capacity for or on behalf of Tesoro in good faith.

        Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed

        Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8. Exhibits

5.1
Opinion of Gayle Coleman, P.A., includes Exhibit 23.1*

23.1
Consent of Independent Certified Public Accountants.*

        * Filed herewith.

Item 9. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and each amendment thereto and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Westport, CT on January 26, 2004.

IWT Tesoro Corporation
By:	/s/ HENRY J. BOUCHER, JR. Henry J. Boucher, Jr., Principal Executive Officer
By:	/s/ FORREST JORDAN Forrest Jordan Principal Accounting Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ HENRY J. BOUCHER, JR. Henry J. Boucher, Jr.	Principal Executive Officer, Director	January 26, 2004
/s/ FORREST JORDAN Forrest Jordan	Chief Accounting Officer, Director	January 26, 2004
Carl G. Anderson, Jr.	Director	January , 2004
/s/ PAUL F. BOUCHER Paul F. Boucher	Director	January 26, 2004
/s/ JAMES R. EDWARDS James R. Edwards	Director	January 26, 2004
James Lafond	Director	January , 2004
/s/ GREY PERNA Grey Perna	Director	January 26, 2004

Robert Rogers	Director	January , 2004
/s/ ALLEN G. ROSENBERG Allen G. Rosenberg	Director	January 26, 2004

QuickLinks

Part I
Information Required in The Section 10(a) Prospectus
PROSPECTUS
AVAILABLE INFORMATION
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
SUMMARY
IMPORTANT RISK FACTORS
IWT TESORO CORPORATION 2001 STOCK INCENTIVE PLAN
RESTRICTIONS UNDER SECURITIES LAWS
SALES BY SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
INDEMNIFICATION OF OFFICERS AND DIRECTORS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES